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Contact: Annie Leschin/Barry Hutton
StreetSmart Investor Relations
415-775-1788
or
Donald A. French
UQM Technologies, Inc.
303-682-4918

For Immediate Release

Joseph Mitchell Joins UQM Technologies, Bringing 25 Years of Operations Expertise to the Growing Vehicle Electrification Company

- As Vice President of Operations, Mr. Mitchell will oversee all manufacturing, quality and purchasing operations for UQM
- This is the third highly experienced automotive industry executive to join UQM in less than two years

LONGMONT, COLORADO, MAY 8, 2012 – UQM Technologies, Inc. **(NYSE Amex: UQM)** welcomes Joseph Mitchell to the executive team as Vice President of Operations. Mr. Mitchell has over 25 years of experience in the automotive industry, with over 10 years in the development of electric powertrains and vehicle electrification.

"Mr. Mitchell has an impressive history of developing and leading manufacturing operations in our industry, including extensive experience with electric propulsion systems and hybrid drives," said Eric R. Ridenour, UQM Technologies President and Chief Executive Officer. "We're very pleased that he has joined our leadership team, and we believe that his skills and experience will speed our growth as a volume-production supplier of vehicle electrification systems."

As Vice President of Operations, Mr. Mitchell will lead all manufacturing, quality and purchasing operations for UQM. This includes the current automotive-qualified volume-production line for the UQM PowerPhase Pro® system that supplies CODA Automotive with propulsion systems, as well as the development of future production lines.

Prior to joining UQM, Mr. Mitchell was Director of Operations and Quality for Continental Automotive's North American Hybrid and Electric Drive Business Unit, where he led all North American manufacturing, advanced manufacturing strategy, planning and global sourcing for the hybrid electric drive business unit. His previous experience also includes senior management positions at Siemens VDO and Ballard Power Systems. Prior to that, Mr. Mitchell held a series of progressively responsible manufacturing and quality positions with Ford Motor Company. He is trained in Lean Manufacturing and Six Sigma

methods, and has implemented ISO-9001, QS-900 and TS-16949 Certified Quality Operating Systems in multiple facilities.

Mr. Mitchell holds a Master's Degree in Business Administration and a Bachelor's Degree in Operations Management and succeeds Ron Burton, who has left the Company to pursue other opportunities.

About UQM Technologies, Inc.
UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis for UQM is developing products for the alternative-energy technologies sector, including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries. UQM headquarters, engineering, product development center and manufacturing operation are located in Longmont, Colorado. Please visit www.uqm.com for more information.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future financial results and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed January 31, 2012, which is available through our website at www.uqm.com or at www.sec.gov.